Press Release
FOR IMMEDIATE RELEASE

Contact: Sandra Novick Corporate Secretary (631) 537-1000, ext. 7263

BRIDGE BANCORP, INC. ANNOUNCES DEPARTURE OF CHIEF OPERATING OFFICER

(Bridgehampton, NY - November 4, 2005) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), today announced that, as of November 4, 2005, the employment of Christopher Becker as Executive Vice President and Chief Operating Officer of has been terminated by mutual agreement of the parties. Mr. Becker will continue to receive payments from the Company for a 15 month period, during which he has agreed not to compete with the Bank in Suffolk County.

Thomas J. Tobin, President and Chief Executive Officer of the Company and the Bank, commented that “although we are disappointed with Mr. Becker’s unexpected departure, we thank him for his many years of service to our Company.  We are confident in the depth and strength of senior management and we believe that the Company is well-positioned to continue to build upon its business development and growth strategies.”

The Bridgehampton National Bank operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, and Southold. The Bank’s Westhampton Beach branch is expected to open during the 4th quarter.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as“expects,”“believes,”“should,”“plans,”“anticipates,”“will,”“potential,”“could,”“intend,”“may,”“outlook,”“predict,”“project,”“would,”“estimates,”“assumes,”“likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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